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                                                                   EXHIBIT 12
                                      CHIQUITA BRANDS INTERNATIONAL, INC.
                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  AND EARNINGS TO COMBINED FIXED CHARGES AND
                                           PREFERRED STOCK DIVIDENDS
                                     (In thousands, except ratio amounts)

                                                             Year Ended December 31,
                                             1996         1995        1994         1993         1992
Earnings
  Income (loss) from
     continuing operations
     before income taxes                   $(16,728)     $41,869    $(70,811 )   $(39,081)   $(216,708)
  Interest expense                          130,232      163,513      167,464     169,789      155,036
  Portion of rentals
     representing interest cost              32,268       43,464      45,097       58,499       85,810
  Amortization of capitalized
     interest                                 3,930        4,158       4,043        3,745        3,010
  Undistributed share of income
     of less-than-fifty percent
     owned investees                           (274)      (2,963)     (4,110 )     (1,429)      (3,588)
                                          ---------    ---------    ---------   ---------    ---------
                                           $149,428     $250,041    $141,683     $191,523      $23,560
                                          =========    =========    =========   =========    =========

Fixed Charges:
  Interest expense                         $130,232     $163,513    $167,464     $169,789     $155,036
  Capitalized interest                        1,000          700       3,900        8,000       21,400
  Portion of rentals
     representing interest cost              32,268       43,464      45,097       58,499       85,810
                                          ---------    ---------    ---------   ---------    ---------
                                           $163,500     $207,677    $216,461     $236,288     $262,246
                                          =========    =========    =========   =========    =========

         Ratio of earnings to
         fixed charges                           (a)        1.20           (a)         (a)          (a)
                                                        ========

Earnings                                   $149,428     $250,041    $141,683     $191,523      $23,560
                                          =========    =========    =========   =========    =========
Fixed charges                              $163,500     $207,677    $216,461     $236,288     $262,246
Preferred stock dividends                    11,405        8,266      10,961        4,278          778
                                          ---------    ---------    ---------   ---------    ---------
                                           $174,905     $215,943    $227,422     $240,566     $263,024
                                          =========    =========    =========   =========    =========

         Ratio of earnings to
         combined fixed charges
         and preferred stock
         dividends                               (b)        1.16           (b)         (b)          (b)
                                                        ========
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(a)  Fixed charges exceeded earnings by $14,072 in 1996, $74,778 in 1994, $44,765 in 1993 and $238,686 in 1992.
(b)  Combined fixed charges and preferred stock dividends exceeded earnings by
     $25,477 in 1996, $85,739 in 1994, $49,043 in 1993 and $239,464 in 1992.
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